Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258390

AMENDMENT NO. 1 DATED March 2, 2022

(To the Prospectus Dated August 19, 2021)

Up to $22,850,000 of Shares of

Common Stock

This Amendment No. 1 to Prospectus (this “Amendment”) amends our prospectus dated August 19, 2021 (File No. 333-258390) (the “Prospectus”) relating to shares of our common stock that may be issued and sold in accordance with the terms of an Equity Distribution Agreement (the “Equity Distribution Agreement”) dated August 2, 2021 with JMP Securities LLC (“JMP Securities”). This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We entered into the Equity Distribution Agreement with JMP Securities relating to common stock offered by the Prospectus. In accordance with the terms of the Equity Distribution Agreement, we may offer and sell common stock from time to time through JMP Securities, acting as our sales agent. As of the date of this Amendment, we have not sold any shares of common stock pursuant to the Equity Distribution Agreement and the Prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “MRIN.” The last reported sale price of our common stock on the Nasdaq Global Market on March 1, 2022 was $3.03 per share.

Sales of our common stock, if any, under the Prospectus, as amended by this Amendment, may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. JMP Securities will use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between JMP Securities and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

JMP Securities will be entitled to compensation at a commission rate equal to 3.0% of the aggregate gross sales. In connection with its sale of common stock on our behalf, JMP Securities will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of JMP Securities will be deemed to be underwriting commissions or discounts.

We are filing this Amendment to amend the Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, is $68,573,056, which is calculated based on 15,137,540 shares of our outstanding common stock held by non-affiliates as of February 18, 2022, at a price of $4.53 per share, the closing price of our common stock on the Nasdaq Global Market on January 7, 2022. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to the Prospectus, as amended by this Amendment, with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this Amendment, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $22,850,000 from time to time through JMP Securities. If our public float increases such that we may sell additional amounts under the Sales Agreement and the Prospectus, as amended by this Amendment, we will file another amendment to the Prospectus prior to making additional sales.

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Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 6 of the Prospectus and contained in the documents we incorporate by reference in the Prospectus, as amended by this Amendment, to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Amendment and the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

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JMP Securities

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The date of this Amendment No. 1 to Prospectus is March 2, 2022.